CABELTEL                                                            EXHIBIT 99.1
Internatioal Corporation


For Immediate Release                                Contact: Oscar Smith
                                                              Gene Bertcher
                                                              (972) 407-8400

                          CABELTEL RECEIVES AMEX NOTICE

     October 22, 2007 - Dallas, Texas - CabelTel International Corporation (AMEX:GBR) announced that on October 17, 2007 it received a staff determination notice confirming the intent of the American Stock Exchange LLC ("AMEX") to strike the Company's Common Stock from the Exchange through a delisting procedure. CabelTel has appealed that decision and will have an opportunity to present its position at a hearing before a Listing Qualifications Panel. No further action is expected by the AMEX pending that hearing.

     In August 2006, the AMEX advised the Company that it was not in compliance with Section 1003(a)(i) of the Company Guide with shareholders' equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of its three most recent fiscal years; Section 1003(a)(ii) of the Company Guide with shareholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years. In response to that notice, the Company submitted a Plan of Compliance on September 22, 2006 which was accepted by the Exchange which granted the Company an extension until December 31, 2007 to regain compliance with the continued listing standards. Although there remains over two months of time within the Plan Period, in the opinion of the staff the Company has not made progress consistent with the Plan and has not demonstrated an ability to regain compliance with the continued listing standards of the AMEX by December 31, 2007.

     The current notice provides as the basis for the Staff Determination that the Company, in the opinion of the staff, has failed to deliver on certain milestones that were in the Company's Plan of Compliance including not yet completing an equity raise of $900,000 therefore failing to increase its equity to the required amount of $2,000,000 during the Plan Period; the Company has not supplied the Exchange with a detailed course of action for fiscal year 2007 for the acquisition of certain mineral rights; the Company has not yet completed the private placement or an equity raise in fiscal year 2007 and the Company has not yet provided its financial projections for the duration of the Plan Period to the Exchange and has made no representation that it expects to regain compliance by reporting net income for the fiscal year 2007 and/or shareholders' equity of $4,000,000 at December 31, 2007. The Staff Determination alleges that the Company is not on course to be in compliance with the continued listing standards by the end of the Plan Period and is unlikely to regain compliance by December 31, 2007.

     CabelTel is continuing its efforts to achieve the various portions of the Plan of Compliance by the end of the Plan Period at December 31, 2007.